Filed Pursuant to Rule 433
Registration Statement No. 333-259205

Royal Bank of Canada	Free Writing Prospectus dated July 20, 2023 Relating to Preliminary Pricing Supplement MSELN545-SPX, dated July 20 2023; Registration Statement No. 333-259205; Filed pursuant to Rule 433
Dual Directional Trigger Participation Securities Based on the Performance of the S&P 500® Index due September 6, 2024
Principal at Risk Securities
This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Royal Bank of Canada
Underlying index:	S&P 500® Index (“SPX”)
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	July 31, 2023
Original issue date:	August 3, 2023 (3 business days after the pricing date)
Valuation date:	September 3, 2024, subject to adjustment for non-trading days and certain market disruption events
Maturity date:	September 6, 2024
Payment at maturity per security[1]:
If the final index level is greater than the initial index level,
$1,000 + upside payment
In no event will the payment at maturity in this scenario exceed the maximum upside payment at maturity.
If the final index level is less than or equal to the initial index level but is greater than or equal to the trigger level,
$1,000 + ($1,000 × absolute index return)
In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $150.
If the final index level is less than the trigger level,
$1,000 × index performance factor
Under these circumstances, the payment at maturity will be less than $850. You will lose at least 15% and possibly all of the stated principal amount if the final index level is less than the trigger level.

Underlying index return:	(final index level – initial index level) / initial index level
Absolute index return:	The absolute value of the underlying index return. For example, a -5% underlying index return will result in a +5% absolute index return
Trigger level:	85% of the initial index level
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Upside payment:	$1,000 × underlying index return
Index performance factor:	Final index level / initial index level
Maximum upside payment at maturity:	$1,111.00 per security (111.10% of the stated principal amount)
CUSIP/ISIN:	78016NPZ4 / US78016NPZ41
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000114036123035363/brhc20056102_fwp.htm
Hypothetical Payout at Maturity1

Change in Underlying Index	Return on the Securities
+30.00%	11.10%
+20.00%	11.10%
+11.10%	11.10%
+10.00%	10.00%
+5.00%	5.00%
+2.00%	2.00%
0.00%	0.00%
-10.00%	10.00%
-15.00%	15.00%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.
Underlying Index
For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

1 All payments are subject to our credit risk

Royal Bank of Canada	Free Writing Prospectus dated July 20, 2023 Relating to Preliminary Pricing Supplement MSELN545-SPX, dated July 20, 2023; Registration Statement No. 333-259205; Filed pursuant to Rule 433

Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to the Terms and Structure of the Securities
•	The securities do not pay interest or guarantee return of principal. Investors may lose all or a portion of their initial investment in the securities.
•	The appreciation potential of the securities is limited, whether the level of the underlying index increases or decreases.
•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.
•	The amount payable on the securities is not linked to the level of the underlying index at any time other than the valuation date.
•	Investing in the securities is not equivalent to investing in the underlying index.
•	Significant aspects of the tax treatment of the securities are uncertain.
Risks Relating to the Initial Estimated Value of the Securities
•	The initial estimated value of the securities, which is expected to be between $921.45 and $971.45 per security, is less than the price to the public.
•	Our initial estimated value of the securities is an estimate only, calculated at the time the terms of the securities are set.
Risks Relating to the Secondary Market for the Securities
•	The market price of the securities will be influenced by many unpredictable factors.
•	The securities will not be listed on any securities exchange and secondary trading may be limited.
Risks Relating to the Underlying Index
•	We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor.
•	Historical levels of the underlying index should not be taken as an indication of its future levels during the term of the securities.
Risks Relating to Conflicts of Interest
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the securities.
•	Our business activities may create conflicts of interest.
•	The calculation agent, which is our subsidiary, will make determinations with respect to the securities, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.